Exhibit 10.12

TECHNOLOGY LICENSE AGREEMENT

THIS TECHNOLOGY LICENSE AGREEMENT ("Agreement") is entered into as of March 24, 2006, (the "Effective Date") by and between Cyclone Technologies LLLP, a Florida limited liability limited partnership, having its offices located at 601 NE 26th Court, Pompano Beach, Florida 33064(the. "Licensor"), and Advent Power Systems, Inc. ("APS"), a Florida corporation, having its offices located at 2904 Victoria Place, Suite F3, Coconut Creek, Florida 33066 (the "Licensee").

In consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

1. Background

1.1 Licensor is the owner of certain proprietary technology related to a heat 'regenerative engine that uses water as the working fluid as well as the lubricant as defined in Section 2.1 below as the "Licensed Technology".

1.2 Licensee wishes to acquire a license to use, make, sell, offer to sell, and import the Licensed Technology (as hereafter defined) in accordance with the terms of this Agreement.

1.3 As Licensee has represented that, its parent co1npany, Advent International Management Company of Florida, Inc. and its President Dr. Phillip F. Myers are highly skilled and experienced in all aspects of business management and manufacturing, with special expertise in product development and commercialization of new technologies, including extensive experience and special expertise in marketing to and contracting with the U.S. Military Establishment (ashereafterdefined),andLicensee. herebyacknowledges thatsuch representations have induced Licensor to enter into this Agreement in reasonabie reliance thereon and that such representations are true and correct and made by Licensee in good faith. Licensor and Licensee may from time to time enter into separate Consulting Agreements whereby Licensor will provide consulting services to Licensee to obtain government and other contracts for further developn1ent and application of the Licensed Technology (as that tem1 is defined below); provided, however, that until and unless such Consulting Agreements are expressly entered into between Licensor and Licenseeno commission, royalty or "finders fee" shall be due from Licensor to Licensee for any agreement, contract, letter of intent or other document entered into between Licensor and any third party, including, but not limited to, any third party who is recognized as affiliated or associated with any branch of the armed forces of any nation or any business which is in whole or in part recognized as a military contractor or subcontractor or otherwise performs services under contract for the military of any nation. Furtherany Consulting Agreements entered into by and between the Licensor and Licensee are hereby incorporated by reference. If there is a conflict between this Agreement and the terms of any Consulting Agreement, the terms of this Agreement shall govern.

2. Definitions

2.1 Licensed Technology means Licensor's proprietary technology related to a heat regenerative engine that uses water as the working fluid as well as the lubricant and includes any Information, inventions, Innovations, discoveries, improvements, ideas, know-how, developments, methods, designs, reports, charts, drawings, diagrams, analyses, concepts, technology, records, brochures, instructions, manuals, programs, manufacturing techniques, expertise, inventions whether or not reduced to practice or the subject of a patent application, test-protocols,. test results, descriptions, parts lists, bills of materials, documentation whether in written or electronic format, prototypes, molds, models, assemblies, and any similar intellectual property and information, whether or not protected or protectable by patent or copyright, any related research and development information, inventions, trade secrets, and technical data in the possession of Licensor that is useful or is needed in the design or manufacture of such heat regenerative engine that uses water as the working fluid as well as the lubricant as identified in Exhibit "A", attached hereto and incorporated herein by reference and which may be amended from time to time by the parties. This includes without limitation, U.S. P tent Application Serial No. 111225,422, entitled Heat Regenerative Engine, filed September 14, 2005, all patents that may issue under this patent application and their divisions, continuations, continuation-in-patis, reissues, reexaminations, inventor's certificates, utility models, patents of addition, extensions, as well as certain research and development information, inv ntions, know-how, and technical data that relate to and/or are disclosed in said patent application, and any other patent applications, patents divisions, continuations, continuation-in-parts, reissues, reexaminations, inventor 's certificates, utility models, patents of addition, extensions that may issue or be filed that relate to said Licensed Technology and/or said Patent Application.

2.2 Licensed Products means products in the Field of Use (as· hereafter defined) made using in any manner the Licensed Technology in the Territory (as hereafter defined) and identified in Exhibit B, which may be amended by mutual agreement of the parties from time to time to include additional products. Licensed Product specifically excludes, without limitation, motive power and/or generator units in the automotive and truck industries. Licensee hereby agrees that in the event Licensee develops any Additional Licensed Products as defined in Section 6.1, Licensee shall notify Licensor within 10 days after the first sale of any Additional Licensed Products and upon the date such notification is sent such Additional Licensed Products shall be deemed included among the Licensed Products on Exhibit "B'' and such Exhibit shall be expressly amended by the parties to add such Additional Licensed Products within 30 calendar days after such notification. If Licensee fails to timely notify Licensor of such Additional Licensed Products then the License of Section 3.1 of this Agreement shall not apply to such product and such product shall be deemed infringing and this Agreement will terminate and the License for all Licensed Products shall be deemed null and void unless Licensor agrees in writing to waive termination of the Agreement and the License due to such failure, in Licensor 's sole and absolute discretion. At such time as the Additional Licensed Product is deemed included in Exhibit B Licensee agrees that it thereby sells, assigns, and transfers unto Licensor all of Licensee's .full and exclusive right, title, and interest in and to any and all intellectual property rights associated with such Additional Licensed Products, including; without limitation, to any and all inventions arising from the Additional Licensed Products ("Inventions") and all letters patent of the United States and other foreign countries which may be or have been issued on the Invention, all divisions, reissues, and continuations thereof, and all other inventions disclosed therein, together with all claims for damages by 'reason of past or future infringement, with the right to sue for and collect the same for the use and benefit of Licensor and its successors and assigns, to any copyrights, and any proprietary intellectual property rights in such Additional Licensed Products, and at Licensor's request, will cause to be executed and delivered any applications, affidavits, assignments, and other instruments as may be deemed necessary or desirable by Licensor to secure for or vest in Licensor, its successors or assigns, all right, title, and interest in and to any application, patent, or other right or property covered by this Section.

1.2, including the right to apply for and obtain patents in the United States or any foreign countries under the provisions of the International Convention; and Licensee hereby requests and authorizes the United States Commissioner of Patents and Trademarks to issue any and all United States patents granted on the Inventions to Licen_sor as owner of the entire right, title, and interest in and to the same, and authorizes appropriately empowered officials of foreign countries to issue any letters patent granted on the Inventions to Licensor as owner of the entire right, title, and interest in and to the same.. Licensee shall have the right to use the Licensed Technology for such Additional Licensed Product in accordance with the License provided under this Agreement but no royalty shall be thereafter due to Licensor for such Additional Licensed Product.

2.3 U.S. Military Establishment means those branches of the Armed Forces, which are military branches of the U.S. Department of Defense.

2.4 Biomass Fuels means fuels where petroleum based fuels constitute twenty percent (20%) or less of the energy content of the fuel used. Biomass fuels include crop wastes such as stalks and leaves, wood, food wastes, manure and refuse (including tires).

2.5 Field of Use means electrical power generation that uses Biomass Fuels as a fuel source (“Biomass Use”) and electoral power generation solely for the U.S. Military Establishment that uses any fuel source (“Military Use”).

2.6 Territory means the United States and Canada for Biomass Use; and world-wide for the Military Use, but may be an1ended from time to time upon written agreement between the parties

2.7 Gross Selling Price means the total arms length selling price of a Licensed Product or the selling price as set forth on the invoice therefore, whichever is greater, net of any charges for shipping and insurance.

3. Grant of License

3.1 Licensor grants to Licensee an exclusive, non-transferable, non-sublicenseable license to use the Licensed Technology to make, use, sell, offer to sell, and import Licensed Products solely for the Field of Use and solely in the Territory ("License"). Notwithstanding the foregoing, the License may be transferred or sublicensed to a third party solely upon the prior written consent of the Licensor, which consent may be withheld at Licensor 's sole and absolute discretion. This License will automatically expire upon termination of this Agreement. . Licensee may sublicense to a subsidiary of Licensee which is at least 50% owned by Licensee; so long as such subsidiary first agrees in writing to abide by all of the terms and conditions of this Agreen1ent and fully discloses to Licensor in a manner acceptable to Licensor as determined in Licensor's sole discretion, all of the ownership interests held by all owners of such subsidiary and Licensee such that Licensor may determine whether to consent to such sublicense; if approved, Licensee ·shall guarantee all license payments due from such subsidiary under such sublicense.

3.2 Unless terminated earlier pursuant to other provisions of this Agreement, this Agreement . and the License granted herein will take effect on the Effective Date and will continue in force and effect until December 31, 2030; provided, however, that the License is for the Licensed Technology and as such the parties agree that all License Fee, Royalties or , other payments required hereunder shall not be abated in the event of the termination or abandonment of any patent referenced herein or hereafter issued related to the Licensed Technology.

4. License Fee/R oyalty

4.1 Licensee will pay to Licensor in consideration for the License granted above, $100,000 dollars (“License Fee”) by September 30, 2007, unless accelerated by the subsequent points of Clause 6.a thru I, according to the following schedule:

a. Licensee will pay $5,000 to Licensor at the signing of this Agreement.

b. In an effort to help accelerate payment due to Licensor hereunder, Licensee will use its best efforts to raise investment capital for Licensees company as soon as possible. Licensor shall retain for working capital and other purposes the first $125,000 of such funds raised by Licensee for Licensee’s business.

c. Thereafter, until the balance of the $100,000 has been paid in full, 50% of the subsequent net proceeds of investment capital in Licensee's business shall go to Licensor.

d. Any balance of the $100,000 not already paid shall be due and payable on September 30, 2007. However, if Licensor successfully completes 200 hours of continuous operation of a two cylinder engine embodying the Licensed Technology, then the balance of the $100,000 shall be due and payable 90 days from the completion of such 200 hour testing, but not in any case earlier than March 31, 2007. Licensor shall notify Licensee in writing within seven calendar days of the successful completion of such tests. If such notice is later than seven days, then the clock shall not start - running toward 90 days until the notice is received by Licensee.

e. If the full $100,000 has not been paid by September 30, 2007, (or earlier if accelerated as per clause 6.d., above) Licensor may terminate this Agreement by written notice to Licensee, but is not obligated to do so.

f. Any payments made under this Section 4.1 are non-refundable and shall be considered as an expense of Licensee when incurred, and as income when received by Licensor.

g. Payments made under this Section shall be made within fifteen days of the end of any month in which funds have been received under this Section.

h. Once the $100,000 License Fee has been paid by Licensee to Licensor, then Licensee shall thereafter only be liable for the Royalty (as hereafter · defined), as subsequently specified; and/or minimum royalties.

4.2 In addition to the License Fee, Licensee will pay to Licensor a royalty of 3% percent of the Gross Selling Price per Licensed Product sold or otherwise disposed of by Licensee ("Royalty"). For purposes of this Agreement, Gross Selling Price shall have the m eaning se t forth in Section 2.7 above. In the event of any sublicense permitted under Section 3.1 the following additionalprovisionsshall apply: 1) The sublicenseshall be conditioned and contingent upon the sale by the sublicense of a specific number of Licensed Products in an amount and time period to be agreed upon by the parties as set fort in the applicable sublicense agreement ("Sublicense Sales Quota") and Licensor, in addition to any royalty received pursuant to any such sublicense agreement shall also participate and share in any commission, bonus, or other payment made to Licensee by any sublicensee in a percentage amount to be determined between Licensor and Licensee before the execution and delivery of any sublicense agreement ("Participation Amount"). The failure of the parties to agree on any Sublicense Sales Quota or Participation Amount may be grounds for Licensor to withhold its consent to any sublicense in its sole and absolute discretion.

4.3 Within 30 days after the first day of each month hereafter during Agreement Licensee will pay to Licensor royalties at the rate specified in Section 4.2 of this Agreement in immediately availabe U.S. funds.

4.4 If Licensor does not receive from Licensee the full amounts due on or before the day upon which such amounts are due and payable, such outstanding amounts will thereafter bear interest until payment at the rate of 1.25% per month, but in no event to exceed 25% per annum Amounts received by Licensor will first be credited against any unpaid interest and accrual of such interest will be in addition to and without limitation of any and all additional rights o remedies that Licensor may have under this Agreement or at law or in equity. Licensee agrees to pay all reasonable expenses in connection with the collection of any late payment.

5. Confidentiality

5.1 Confidential Information means information in oral and/or written form that (a) relates to - Licensed Technology, including, without limitation past, present and future research, development, business ·activities, products, and services, and (b) has been identified, either orally or in writing, as confidential by Licensor.

5.2 Licensee may use the Confidential Information only for the purpose of producing the Licensed Products. Licensee will not, at any time, use the Confidential Information in any other fashion, fonn, or manner for any other purpose.

5.3 Licensee agrees not to disclose the Confidential Information in any manner to anyone other than persons within Licensee's organization who have a need to know for the purpose set forth above and who have acknowledged in writing the obligations hereunder and have agreed to abide by the terms hereof. Under no circumstances will Licensee disclose the Confidential Information to any third party.

5.4 Any Confidential Information in whatever form is the property of Licensor and will remain so at all times. Licensee may not copy any Confidential Information for any purpose without the express prior written consent of Licensor, and if consent is granted, any such copies will retain such proprietary rights notices as appear on the original thereof. Any copies of the Confidential Information that Licensor may have permitted Licensee to make, or other written materials incorporating Confidential Information, will be the sole property of Licensor and must be returned to Licensor or destroyed upon the first to occur of (a) termination or expiration of this Agreen1ent or (b) request by Licensor.

5.5 Nothing in this Section will prohibit or limit the 'Licensee's use of information Licensee can demonstrate is (i) previously known to Licensee, (ii) independently developed by Licensee, (iii) acquired by Licensee from a third party not under similar nondisclosure obligations to Licensor, or (iv) which is or becomes part of the public domain through no breach by Licensee of this Agreement.

5.6 Licensee acknowledges that the Confidential Information disclosed and/or made available 'to Licensee hereunder is owned solely by Licensor and that the threatened or actual breach of this Agreement will cause irreparable injury to Licensor, for which monetary damages would be inadequate. A.ccordingly, Licensee agrees that Licensor is entitled to an immediate injunction enjoining any such breach or threatened breach .of this Agreement. Licensee agrees to be responsible for all costs, including attorneys' fees, incurred by Licensor 1n any action enforcing the terms of this Section.

5.7 Licensee will promptly advise Licensor in writing of any unauthorized use or disclosure of Confidential Information of which Licensee becomes aware and will provide reasonable assistance to Licensor to terminate such unauthorized use or disclosure.

6. Reports/Audit/Referral Fees

6.1 Licensee agrees to make and provide written reports to Licensor concurrently with making each royalty payment due in Section 4.2.· Each report will state the number of Licensed Products. sold or otherwise disposed of during the preceding three calendar months and on which a royalty is payable as provided in Section 4.2. Each report shall also include notification of any Licensee Improvements (as defined in Section 9 below) incorporating the Licensed Technology in whole or in part which are proposed to be sold for the first time in the month following the month of the report (each an "Additional Licensed Product", and collectively, the "Additional Licensed Products"). All Additional Licensed Products shall be promptly added to the Licensed Products set forth on Exhibit " B", and shall be deemed to be included as part of the Licensed Products set forth on Exhibit "B" by virtue of this provision until such time as the official amendment to E x hib it "B" occurs in accordance with Section 2.2.

6.2 Licensor (or its authorized representative) may;upon reasonable notice and during Licensee's normal business hours, enter Licensee's premises for the purposes of auditing any and all books of account, documents, records, papers and files relating to Licensee's manufacture and sale of the Licensed Product ("Licensee Documents").Licensee Documents will be made available to Licensor (or its authorized representative)·solely for · such auditing purpose. Licensor will bear the expense of any such audit unless such audit reveals that royalties and fees paid by Licensee pursuant to this Agreement for any payment period are less than 95% of what should have been paid by Licensee during such payment period. In such event the costs of the audit will be borne by Licensee, in addition to and without limitation of any other rights or remedies Licensor may have. Prompt payment of any amounts found due and owing Licensor, including audit fees and expenses due Licensor under this Section, will be made by Licensee.

6.3 Subject to the confidentiality provisions of Section 5, in the course of their business dealings both Licensor and Licensee may communicate with companies, governmental units, other entities and/or individuals who may express an interest in entering into an agreement relating to the business of the other party, sublicense the technology, and/or invest in their business. Where such interest appears serious and specific, and subject to compliance with all state and federal securities laws to the extent applicable, then either entity shall inform the other in writ ing within seven days of such contact (the "Referred Party") and the specific nature of their expressed interest.If the notified entity (either Licensor or Licensee) can reasonably demonstrate that it has already been in touch with the Referred Party, then it shall notify the other in writing within 10 days thereafter, and shall have no obligation for any business or investment resulting from such referral. If no such notice is sent within such 10 day periods and business or investment does actually result with the Referred Party in the form of a closing on an transaction, payment under an executed agreement, grant, investment, loan, licensing agreement or other sale, then the party having made the referral shall be paid by the party· to whom the referral was made (the "Benefited Party") a referral fee of three and one half (3.5%) percent of the amount actually received, paid within 30 days after such funds are received. Where such referral generates a stream of payments over time, then the referral fee shall be paid for three years from the time the initial payment in such stream of payments is received. No obligation shall be incurred for generalized references or broad lists, such as "Talk to the Governor" or "here is a list of wealthy investors".Referrals shall be paid only where direct contact and discussion provided by the referring party between the prospect and the Benefited Party resulted, and not based on generalized information in the trades, other press, or otherwise.

7. Representations and Warranties.

7.1 Licensor . represents and warrants to Licensee that Licensor is the owner of the Licensed Technology and has the right to grant the License to Licensee.

7.2 THIS SECTION IS LICENSOR'S ONLY WARRANTY CONCERNING THE LICENSED PRODUCT AND IS MADE IN LIEU OF ALL OTHER REPRESENTATION AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE.

7.3 Licensee represents and warrants that it has full power and authority to enter into this Agreement.

7.4 Licensee represents and warrants that neither the execution nor delivery of this Agreement by Licensee, nor the consummation of the transactions contemplated herein, will constitute a violation or breach of Licensee's constituent documents or violate, conflict with, result in any breach of any material provisions of or constitute a default under any other contract or commitment made by Licensee, any law, rule or regulation, or any order, judgment or decree, applicable to or involving Licensee.

7.5 Licensee represents, covenants and agrees that it will comply with all applicable federal, state and local laws, regulations or other requirements, and agrees to indemnify Licensor against any liability arising from Licensee's violation of or noncmpliance with laws or regulations while using the Licensed Technology.

7.6 Licensee represents and warrants that no order, consent, filings or other authorization or approval of or with any court, public board or governmental body is required for the execution, delivery and performance of this Agreement by Licensee.

8. Identification of Infringers

8.1 Licensee will, without delay, inform Licensor of any infringement, unauthorized use, misappropriation, ownership claim, threatened infringement or other such claim (collectively, an "Infringement") by a third party with respect to the Licensed Products and/or the Licensed Technology, and will provide Licensor with any evidence available to Licensee of such Infringement. Upon receipt of such information, Licensor and Licensee shall mutually agree upon what action should be taken with respect to any such disclosed Infringement, whether o not litigation should be pursued against an alleged infringer, the jurisdiction in which any such litigation should be pursued, whether or not litigation should be settled or pursued to final resolution against an alleged infringer, and the terms of settlement; provided, however, that Licensor n1ay in its sole and absolute discretion decide to pursue litigation while Licensee declines to so proceed; and provided, further if Licensee so declines to participate in litigation and Licensor must proceed alone to protect the Licensed Technology, then the license to the Licensed Technology provided to Licensee under this Agreement shall no longer be exclusive. Licensee agrees that it shall be fully responsible for the costs of all enforcement to protect the Licensed Technology for the Licensed Products as has been agreed mutually between Licensee and Licensor and shall pay all expenses incurred in any action Licensor decides should be taken to protect the Licensed Technology as used in the Licensed Products from Infringement or to defend any claim against Licensor or the Licensed Technology from Infringement relating to the Licensed Products ("Infringement Action"), including all attorney, paralegal, accountant or other professional fees from the date of notice of such Infringement Action through all trial and appellate levels. The parties shall cooperate with each other and provide all advice and assistance reasonably requested by each other in pursuit of such Infringement matters.

8.2 Each party will execute all necessary and proper documents, take such actions as is reasonably necessary to allow the other party to institute and prosecute such infringement actions and will otherwise use its commercially reasonable efforts to cooperate in the institution and prosecution of such actions. Each party prosecuting any such infringement actions will keep the other party reasonably informed as to the status of such actions. Any award paid by third parties as a result of such an Infringement action (whether by way of settlement or otherwise) will be applied first to reimburse both Licensee and Licensor for all costs and expenses incurred by the parties with respect to each such action on a pro rata basis in relation to the amount of costs and expenses so incurred by such party and, if after such reimbursement any funds will remain from such award, they will be allocated pro rata according to the costs incurred by each party.

9. Improvements

9.1 Licensee will timely inform Licensor, in writing, of any improvements, changes, advances and/or modifications to the Licensed Products or Licensed Technology, and the purpose(s) therefor, made by Licensee. Any and all such improvements, changes, advances and/or modifications to the Licensed Products or Licensed Technology made by Licensee ("Licensee Improvements") shall become the property of Licensor and Licensee hereby assigns all of its right, title and interest in and to such Licensee Improvements to Licensor regardless if developed or invented by Licensee or Licensor or any of their employees. Further, Licensor will own the entire right, title and interest in any and all patent applications resulting from or relating to any and all improvements and/or; modifications to the Licensed Products or the Licensed Technology, whether filed in the United States or countries other than the United States, related to said improvements and/or modifications; and in and to any and all patents which may be issued/granted on any and all said applications and any and all reissues thereof.

9.2 Licensee covenants and agrees for its self and for its successors and assigns that, at Licensor's request, it will cause to be executed and delivered any applications, affidavits, assignments, and other instruments as may be deemed necessary or desirable to secure for or vest in Licensor, its successors, legal representatives, or assigns, all right, title, and interest in and to any application, patent, or other right or property covered by this Section, including the right to apply for and obtain patents in foreign countries under the provisions of the International Convention; and Licensee hereby requests and authorizes the United States Commissioner of Patents and Trademarks to issue any and all United States patents granted on the Licensee Improvements, all divisions, reissues, and continuations thereof to Licensor as owner of the entire right title, and interest in and to the same, and authorize appropriately empowered officials of foreign countries to issue any letters patent granted on any patents and all divisions, reissues, and continuations thereof to Licensor as owner of the entire right, title, and interest in and to the same.

9.3 Licensor does have and will continue to have sole and absolute discretion to make decisions with respect to the procurement and prosecution of the patents and patent applications identified on Exhibit "A'' including the right to abandon any such patent application. Licensor's abandonment of or any failure to obtain or maintain an issued patent originating from any of the patents or patent applications identified on Exhibit "A" will not relieve or release Licensee from its obligation to pay the License Fee and Royalty provided in this Agreement. Similarly, a holding or decision by a court of law that any such issued patent is invalid or unenforceable will not relieve or release Licensee from its obligation to pay the License Fee or Royalty provided in this Agreement. If any of such events occur, Licensee must continue to pay any License Fee and Royalty due during the Term.

9.4 Licensee will not contest the validity or enforceability of any patents that issue from or as a result of any of the patents or patent applications identified on Exhibit "A" or any continuations, divisionals or .continuations-in-part of such applications. Licensee will not assert as a defense in any litigation with respect to Licensed Products that any patents that issue from or as a result of any , of the patent · applications identified on Exhibit "A" (including any continuations, divisionals orcontinuations-in-part ofsuch applications) areinvalid or unenforceable.

9.5 Should Licensor, prior to December 31, 2010, find a large organization that wishes to purchase all of Licensor's right, title and interest in the Licensed Technology, including the rights provided under this agreement and of Licensee therein, then Licensee . hereby agrees to such sale to such entity provided the following conditions are met:

a. The purchase consideration for Licensee is in such combination of cash, notes and securities as shall be acceptable to Licensee.

b. The purchase price of Licensee's rights and interest shall be determined by a completely independent appraiser not regularly used by the prospective buyer, and who is mutually acceptable to Licensor and Licensee. Such appraiser must have a specialty in the appraisal of high tech entities where much of the value is vested in intellectual capital, projected sales, and projected profits, reasonably discounted.

10. Default

10.1 If Licensee is in default of any material obligation under this Agreement, then Licensor may give written notice thereof to Licensee. If within 30 days after the date of such notice such default is not cured, then Licensor may terminate this Agreement with notice and all rights and licenses under this Agreement will revert to Licensor.

10.2 Upon expiration or termination of this Agreement for any reason, any remaining portion of any unpaid License Fee outstanding and all accrued Royalties under Section 4.2 and other sums due hereunder will become due and payable within 30 days of such expiration or termination. Upon expiration or termination of this Agreement for any reason, Licensee shall not thereafter make, use, sell, offer to sell, or import the Licensed Products or use the Licensed Technology for any purpose.

10.3 This Agreement will terminate immediately if Licensee is dissolved or liquidated. This Agreement wi11 also terminate immediately absent an adequate written assurance of future performance if: (i) any bankruptcy or insolvency proceedings under any federal or state bankruptcy or insolvency code or similar law, whether voluntary or involuntary, is properly commenced by or against Licensee; or (ii) Licensee becomes insolvent, is unable to pay debts as they come due or ceases to so pay, or makes an assignment for the benefit of creditors; or (iii) a trustee or receiver is appointed for any or all of Licensee's assets.

10.4 Immediately after the expiration or termination of this Agreement for any reason:

(a) All rights of Licensee granted hereunder will terminate and automatically revert to Licensor, and Licensee will discontinue all use of the Licensed Technology and will no longer have the right to use the Licensed Technology or any variation or simulation thereof for any purpose whatsoever.

(b) Licensee will be permitted to sell and dispose of its remaining inventory of Licensed Product on hand or in process on the date of such termination or expiration, for a period of ninety (90) days following the date of such expiration or termination (the "Sale Period"). Licensee expressly agrees that it will not market or sell any Licensed Product after the end of the Sale Period.

(c) All sums owed by Licensee to Licensor will become due and payable imn1ediately.

(d) Licensee will not following expiration or termination of the this Agreement use Confidential Informat,ion to manufacture or sell Licensed Products anywhere in the world; and

(e) Licensee retains no rights whatsoever to any of Licensor's Licensed Technology.

10.5 Notwithstanding the foregoing, or any other provisions of this Agreement to the contrary, Sections 5 thorough 7 and 9 through 12 will survive the expiration or termination of this Agreement.

11. Risk of Loss

11.1 Commencing with the start of sales of Licensed Products, Licensee will acquire and maintain at its sole cost and expense throughout the term of this Agreement, and for a period of five (5) years following the termination or expiration of this Agreement, Comprehensive Genera Liability Insurance, including product liability, advertiser's liability (1986 ISO form of advertising injury rider), contractual liability and property coverage, including property of others (hereinafter collectively, "Comprehensive Insurance") underwritten by an insurance company qualified to cover liability associated with activities in the Territory of this Agreement. This insurance coverage will provide liability protection of not less than $3,000,000 combined single limit for personal injury and property damage including products/completed operations coverage (on a per occurrence basis) with Licensor named as an additional insured party on the general liability coverage and as loss payee on the property coverage, and the policy will purport to provide adequate protection for Licensee and Licensor against any and all claims, demands, causes of action or damages, including attorney's fees, arising out of this Agreement including, but not limited to, any alleged defects in, or any use of, the Licensed Products or the Licensed Technology. Licensor will furnish to Licensee certificates issued by the insurance company (ies) setting forth the amount of the Comprehensive Insurance, the policy number(s), the date(s) of expiration,. and a provision that Licensor will receive thirty (30) days written notice prior to termination, reduction or modification of the coverage. Licensee's purchase and maintenance of the Comprehensive Insurance or furnishing of the certificates of insurance will not relieve Licensee of any of its obligations or liabilities under this Agreement.

11.2 In the event of cancellation of any insurance required to be carried by Licensee under this Agreement, Licensor will be notified thirty (30) days prior to· cancellation of same. Additionally, notwithstanding anything else to the contrary, in the event Licensee's insurance is canceled and replacement Comprehensive Insurance meeting the requirements set forth above is not in place, then Licensor will have the right to terminate this Agreement.

11.3 Licensee assumes sole ' responsibility for any commitments, obligations, or representations made by it in connection with the use of the Licensed Products, Technical Information, and/or Confidential Information to manufacture, sell, market or advertise the Licensed Products, and Licensor will have no liability to Licensee, or any third parties, with respect to economic and/or personal injury, including wrongful death, caused by or resulting from the use of the Licensed Products, Licensed Technology and/or Confidential Information by Licensee, its agents, employees, or customers.

11.4 Licensee agrees to indemnify, defend and hold harmless Licensor, its shareholders, officers, directors, employees, affiliates, . successors and assigns from and against any and all expenses, damages, proceedings, direct or consequential claims, liabilities, suits, actions, causes of action of any character or nature, penalties, fines, judgments or expenses (including all attorneys' fees), arising out of, or related to Licensee's use, sale, manufacture, importation, offer to sell, distribution, disposal of, operation, etc. of the Licensed Product and/or attributable to Licensee's use of the Licensed Technology and/or Licensee's performance or breach of this Agreement. Agreement. This indemnity provision will survive the expiration or termination of this

11.5 All of Licensee's contracts, if any, with any person relating or pertaining to the Licensed Products will notify all such parties that Licensor has no such liability and will further include all such parties' acknowledgment and agreement that Licensor is excluded from any and all such liability.

11.6 Licensee acknowledges that · Licensor's liability for direct damages arising out or related to Licensee's use, sale, 1nanufacture, importation, offer to sell, distribution, disposal of, operation, etc. of the Licensed Product regardless of the form of action (i.e., whether in contract or tort, including without lin1itation, negligence or strict liability) will not exceed the Royalties paid by Licensee to Licensor.LICENSEE ALSO ACKNOWLEDGES THAT IN NO EVENT WILL LICENSOR BE LIABLEFOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENT AL OR PUNITIVE DAMAGE, LOSS OR EXPENSE, EVEN IF LICENSOR HAS BEEN ADVISED OF THEIR POSSIBLE EXISTENCE.

12. Miscellaneous

12.1 Nothing contained in this Agreement will be construed as conferring by implication, estoppel, or otherwise, upon any party licensed hereunder, any license or other right under any patent except the licenses and rights expressly granted herein.

12.2 Licensee will conspicuously mark directly on each Licensed Product it sells that the Licensed Product is "covered by U.S. Patent No. [ALL APPLICABLE PATENTS TO BE INSERTED AS SET FORTH ON COMPOSITE EXHIBIT A, AS AMENDED FROM TIME TO TIME]" or "Patent Pending" as applicable.

12.3 All notices required by this Agreement will be in writing and be sent by certified mail, return receipt requested, by hand or overnight courier, to the following addresses:

If to Licensor:	Cyclone Technologies
601 NE 26th Ct.
Pompano Beach, FL 33064
Tel: (954) 788-5655 Fax: (954) 788-6565

With a copy to:	McDonald Hopkins Co., LPA
One Clearlake Center
250 Australian Ave., S.
West Palm Beach, FL 33401
Attn: Scott Austin

If to Licensee:	Advent Power Systems, Inc.
2904 Victoria Place
Suite F3
Coconut Creek, Florida 33066
Tel: 954-979-6510 Fax: 954-977-4460

unless either party will at any time by notice in writing designate a different address. Notice will be effective three days after the date officially recorded as .having been deposited in the mails, or upon receipt by hand delivery or the next day by overnight courier.

12.4 Licensee shall not assign, convey, encumber, or otherwise dispose of any of its rights or obligations under this Agreement, except as stated in Section 3.1, without the prior written consent of Licensor and any such purported assignment will be invalid.

12.5 No term of this Agreement will be deemed waived, and no breach of this Agreement excused, unless the waiver or consent is in writing signed by the party granting such waiver or consent.

12.6 If any term or provision of this Agreement is determined to be illegal or unenforceable, such term or provision will be deemed stricken, and all other terms and provisions will remain in full force and effect.

12.7 This Agreement represents the entire agreement of the parties replacing any earlier agreements concerning the same matters. It may only be modified by a subsequent writing signed by the parties hereto.

12.8 Each party is acting as an independent contractor and not as an agent of the other party. Nothing contained in this Agreement will be construed to confer any authority upon either party to enter into any commitment or agreement binding upon the other party.

12.9 This Agreement, including its formation, all of the parties' respective rights and duties in connection herewith and all disputes that might arise from or in connection with this Agreement or its subject matter, will be governed by and construed in accordance with the laws of the State of Florida, without giving effect to that State's conflict of laws rules, and will be subject to the exclusive jurisdiction of courts located in Broward County, Florida, and their applicable courts of appeal, each party agreeing to such jurisdiction exclusively.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers on the respective dates hereinafter set forth.

[TBIS SPACE INTENTIONALLY BLANK; SIGNATURE PAGE FOLLOWS]

"LICENSOR"	"LICENSEE"
Cyclone Technologies, LLLP	ADVENT POWER SYSTEMS, INC.
By: Schoell Consulting, Inc. Its General Partner

By: /s/ Harry Schoell Harry Schoell, President Date: 3/24/06	By: /s/ Phillip F. Myers Phillip F. Myers, President Date: 3/24/06

By: /s/ Frankie Fruge Frankie Fruge, COO Date: 3/24/06

EXHIBIT A

Licensed Technology

Exhibit A

The proprietary technology related to a heat regenerative engine that uses water as the working fluid was well as the lubricant as more specifically defined and set forth in Section 2.1 of the Agreement to which this Exhibit A is attached.

EXHIBITB

LICENSED PRODUCTS

•
The following products in the Field of Use made using in any manner the Licensed Technology in the Territory, as all such terms are defined in the Technology License Agreement to which this Exhibit B is attached.

Advent License Agreement Amendment #1	01/18/2007

This document represents an Amendment to clarify the Licensing agreement between Advent Power Systems, Inc, (“APS”) a Florida Corporation located at 2904 Victoria Place, suite F3, Coconut Creek, Florida 33066 and Cyclone Technologies LLLP (“Cyclone”) located at 601 NE 26th Court, Suite C, Pompano Beach, Florida 33064.

Whereas, APS and Cyclone agree to modify page 3 Section 2.6 of the Technology License Agreement titled Territory. Signed license agreement now reads “Territory means the United Stated and Canada for biomass use; and world-wide for the Military use, but may be amended from time upon written agreement between the parties.” This amendment replaces the above underlined sentence with: “Territory means worldwide for U.S. Military use; Non Exclusive for Biomass Generators 1 MGW (one mega watt) and above for the United States, Canada, the Caribbean Islands and Israel; as well as exclusive rights for all generators and engines for any Israeli Military applications.”

Signed:	Signed:

/s/ Harry Schoell Harry Schoell General Partner/Cyclone Technologies LLLP	/s/ Phillip F. Myers Dr. Phillip F. Myers Advent Power Systems, Inc.

/s/ Frankie Fruge Frankie Fruge General Partner/Cyclone Technologies LLLP

Advent License Agreement Amendment #2	March 6, 2007

This document is an Amendment to include the below captioned Paragraph in the Licensing agreement between Advent Power System, Inc. ("APS") a Florida Corporation located at 2904 Victoria Place, Suite C2, Coconut Creek, Florida 33077 and Cyclone Technologies LLLP ("Cyclone") located at 601 NE 26th Court, Suite C, Pompano Beach, Florida 33064.

The Paragraph:

Advent Power Systems, Inc. ("APS") shall have a non-exclusive right to obtain contracts and/or purchase orders from the United States military for motive power engines (also called drive engines) from the date of this amendment for $1,000,000.00 (One million dollars). At anytime APS secures a contact, APS is required to pay 7% seven percent, of said contract at funding until these 7% payment reach a total paid to Cyclone Technologies LLLP in the amount of $1,000,000.00. The7% is royalties in addition to the base 3% production royalty provided in base Licensing agreement as captioned above. This non-exclusive Amendment #2 becomes a permanent Amendment when full payment is made.

Signed:	Signed:

/s/ Harry Schoell Harry Schoell Date 3/6/07 General Partner/Cyclone Technologies LLLP	/s/ Phillip F. Myers Dr. Phillip F. Myers Date 3/6/07 Advent Power Systems, Inc.

/s/ Frankie Fruge Frankie Fruge Date 3/6/07 General Partner/Cyclone Technologies LLLP

Advent License Agreement Amendment #3	April 30, 2007

This document is an Amendment to include the below captioned Paragraph in the Licensing agreement between Advent Power System, Inc. ("APS") a Florida Corporation located at 2904 Victoria 'Place, Suite C2, Coconut Creek, Florida 33077 and Cyclone Technologies LLLP ("Cyclone") located at 601 NE 26th Court, Suite C, Pompano Beach, Florida 33064.

Advent Power Systems, Inc. ("APS") shall have a non-exclusive right to obtain contracts and/or purchase orders from the United States Postal Service for motive power engines (also called drive engines) from the date of this amendment until March 31, 2008, for $1,000,000.00 (One million Dollars). In the event of contracts pending or in process with the U.S. Postal Service for motive power engines then in effect or in process of being formalized they shall survive March 31, 2008. If there are no contracts pending or in process on March 31, 2008 this amendment will automatically renew in six-month increments until Cyclone Technologies LLLP cancels within a fifteen-day notice on either side of any automatic renewal date. At anytime APS secures a contract, APS is required to pay 7% seven percent, of said contract at funding until these 7% payments reach a total paid to Cyclone Technologies LLLP in the amount of $1,000,000.00. The 7% is royalties in addition to the base 3% · production royalty provided in base licensing agreement as captioned above. This non-exclusive Amendment #2 becomes a permanent Amendment when full payment is made.

Signed:	Signed:

/s/ Harry Schoell Harry Schoell Date 4/30/07 General Partner/Cyclone Technologies LLLP	/s/ Phillip F. Myers Dr. Phillip F. Myers Date 4/30/07 Advent Power Systems, Inc.

/s/ Frankie Fruge Frankie Fruge Date 4/30/07 General Partner/Cyclone Technologies LLLP

Advent License Agreement Amendment #4	May 9, 2007

This document is an Amendment to include the below captioned Paragraph in the Licensing Agreement between Advent Power Systems, Inc. (“APS”), a Florida corporation located at 2904 Victoria Place, Suite C2, Coconut Creek, Florida 33066 and Cyclone Technologies LLLP (Cyclone) located at 601 NE 26th Court, Suite C, Pompano Beach, Florida 33064.

The Paragraph:

Advent Power Systems, Inc. ("APS") hereby has a one year option for a non-exclusive license to manufacture and sell in the United States generator sets or auxiliary power units (hereinafter referred to as "gensets") up to 20 kilowatts, on the following terms and conditions:

a.	The payment is hereby made of $5,000 on behalf of APS to Cyclone as a non refundable consideration for this option.

b.
APS shall have until May 7, 2008 to pay an additional $100,000 to convert this option into a supplemental license for the manufacture and sale of genets up to 20 kilowatts. Payment of said $100,000 shall automatically convert this option in to a supplemental non-exclusive license.

c.
The total payment for the supplemental non-exclusive license for gensets shall be a total of $2,500,000 (2.5 million dollars) consisting of the initial $5,000, the option exercises payment of $100,000, and an additional $2,395,000 ($2.395 million). Said additional $2.395 million shall be paid by an additional royalty of seven percent on sales of Cyclone engines within gensets until the full amount of said $2.395 million has been paid in full. The underlying three percent royalty shall be paid during this period until the full $2.5 million has been paid, and shall continue thereafter.

d.
As long as this remains an option and not exercised should another party secure an exclusive license for gensets which includes the U.S., then at the request of Cyclone, this option shall be terminated. In such case the new exclusive license holder may agree as part of their transaction to pick up and honor any dealer agreements already signed by APS, or make alternative arrangements acceptable to APS, with such alternative arrangements reasonable to the circumstances. In the event of such termination during the option period,.then Cyclone shall give a credit to APS for all monies paid on this option with such credit to be applied first to APS's underlying licensing balances (if any due), and then to advance royalties to the extent of any remaining credit balance.

Signed:	Signed:

/s/ Harry Schoell Harry Schoell Date: May 9, 2007 General Partner/Cyclone Technologies LLLP	/s/ Phillip F. Myers Dr. Phillip F. Myers Date: May 9, 2007 Advent Power Systems, Inc.

/s/ Frankie Fruge Frankie Fruge Date: May 9, 2007 General Partner/Cyclone Technologies LLLP

Advent License Agreement Amendment #5	September 7, 2007

This document is an Amendment to include the below captioned Paragraph in the Licensing agreement between Advent Power System, Inc. ("APS") a Florida Corporation located at 2904 Victoria Place, Suite C2, Coconut Creek, Florida 33077 and Cyclone Technologies LLLP ("Cyclone") located at 601 NE 26th Court, Suite C, Pompano Beach Florida 33064. Who on July 2, 2007, was bought by and is now know as Cyclone Power Technologies, Inc. ('Cyclone")

For value consideration of $1,000.00 US, the Licensing agreement termination date is extended until September 30, 2008. If by September 30, 2008, the balance of $95,000.00 US has not been paid then the licensing agreement shall be null and void in its entirety subject only to any additional mutual agreed Amendments.

Signed:	Signed:

/s/ Harry Schoell Harry Schoell, CEO Date:9-7-07 Cyclone Power Technologies, Inc.	/s/ Phillip F. Myers Dr. Phillip F. Myers Date:9-7-07 Advent Power Systems, Inc.

/s/ Frankie Fruge Frankie Fruge, COO Date:9-7-07 Cyclone Power Technologies, Inc.

Page 1of 1

Advent License Agreement Amendment #6	November 20, 2007

This document is an Amendment to extend the kilowatts on Amendment #4 paragraph b. between Advent Power Systems, Inc. (APS), a Florida corporation located at 2904 Victoria Place, Suite C2, Coconut Cree , Florida 33066 and Cyclone Technologies LLLP (Cyclone) located at 601 NE 26th Court, Suite C, Pompano Beach, Florida 33064, now assumed by Cyclone Power Technologies, Inc. at the same address.

The Paragraph:

The paragraph b. is now to read:

b. APS shall have until May 7, 2008 to pay an additional $100,000 to convert this option into a supplement a l license for the manufacture and sale of gensets up to 100 kilowatts. Payment of said $1 00,000 shall automatically convert this option into a supplemental non-exclusive license.

APS, here wit h pays Cyclone $1000.00 US non-refundable to include this amendment.

/s/ Harry Schoell, CEO Cyclone Power Technologies, Inc. Date: November 20, 2007	/s/ Phillip F. Myers, CEO Advent Power Systems, Inc. Date: November 20, 2007

Advent License Agreement Amendment #7	January 23, 2008

This document is an Amendment to include the below captioned Paragraph in the Licensing agreement between Advent Power System, Inc. ("APS") a Florida Corporation located at 2904 Victoria Place, Suite C2, Coconut Creek, Florida 33077 and Cyclone Technologies LLLP now known as Cyclone Power Technologies, Inc. ("Cyclone") located at 601 NE 26th Court, Suite C Pompano Beach, Florida 33064. Who on July 2, 2007, was bought by and is now know as Cyclone Power Technologies, Inc. ('Cyclone")

For payment consideration of $1,000.00 US, the Licensing agreement termination date is extended until March 31, 2009. If by March 31, 2009 the balance (as of January 23, 2008) of $94,000.00 USD has not been paid then the licensing agreement shall be null and void in its entirety subject only to any additional mutual agreed Amendments.

Signed:

/s/ Harry Schoell Harry Schoell, CEO Date:1-23-08 Cyclone Power Technologies, Inc.	/s/ Phillip F. Myers Dr. Phillip F. Myers Date:1-23-08 Advent Power Systems, Inc.

/s/ Frankie Fruge Frankie Fruge, COO Date:1-23-08 Cyclone Power Technologies, Inc.

Advent License Agreement Amendment #8

March 13,2008

This document is an Amendment to include the below captioned Paragraph in the Licensing Agreement between Advent Power Systems, Inc. ("APS"), a Florida corporation located at 2904 Victoria Place, Suite C2, Coconut Creek, Florida 33066 and Cyclone Technologies LLLP (Cyclone) located at 601 NE 26th Court, Suite C, Pompano Beach, Florida 33064.

The Paragraph:

Advent Power Systems, Inc. ("APS") hereby has a one year option for a exclusive license to sell in the European Union Cyclone Engines for motive power or power generation (generator sets or auxiliary power units) (hereinafter referred to as "engines") for their military activities and applications, on the following terms and conditions:

a. The payment is hereby made of $1,000 on behalf of APS to Cyclone as a non refundable consideration for this option.

b. APS shall have until March 13, 2009 to pay an additional $120,000 to convert this option into a supplemental license for the manufacture and sale of Cyclone Engine. Payment of said $120,000 shall automatically convert this option into a supplemental an exclusive license.

c. The total payment for the supplemental non-exclusive license for Cyclone engines shall be a total of $500,000 ($500 Thousand US Dollars) consisting of the initial $1,000, the option exercises payment of $120,000, and an additional $500,000 ($5 Hundred Thousand). Said additional $500 thousand shall be paid by an additional royalty of seven percent on sales of Cyclone engines until the full amount of said $500 thousand has been paid in full. The underlying three percent royalty shall be paid during this period until the full $500 thousand has been paid, and shall continue thereafter.

Signed:

/s/ Harry Schoell Harry Schoell, CEO Date:3-13-08 Cyclone Power Technologies, Inc.	/s/ Phillip F. Myers Dr. Phillip F. Myers Date:3-13-08 Advent Power Systems, Inc.

/s/ Frankie Fruge Frankie Fruge, COO Date:3-13-08 Cyclone Power Technologies, Inc.

Advent Technology License Agreement - Amendment #9

This Amendment shall replace in its entirety Amendment #8 to the Technology License Agreement (the "Agreement") between Advent Power Systems, Inc. ("APS"), a Florida corporation located at 2904 Victoria Place, Suite C2, Coconut Creek, Florida 33066 and Cyclone Power Technologies Inc. (the "Company") located at 601NE 26th Court, Suite C, Pompano Beach, Florida 33064. The following provision shall be made part of the Agreement:

APS hereby is granted an exclusive license to sell in the countries of the European Union as stated in the attached Amendment #9 Exhibit A, Cyclone Engines for motive power or power generation (generator sets or auxiliary power units) (hereinafter referred to as "Engines") specifically for their military activities and applications, on the following terms and conditions:

a. Payment is hereby made to the Company of $20,000 toward the balance due of $94,000 on the base Agreement, making the balance due on March 31, 2009, to be $74,000. If this payment is not made in full by that date, the original Agreement inclusive of the supplemental license set forth herein shall expire at the discretion of the Company. The total payment for the supplemental license set forth in this Amendment #9 for military- purpose Cyclone Engines shall be $1,000,000 (One Million US Dollars) plus $1,000 which was received by the Company on March 13, 2008. This additional $1,000,000 shall be paid by means of an additional royalty of seven percent (7%) on APS's sales of Cyclone Engines (on top of the base royalty of 3%) until the full amount of said $1,000,000 has been paid in full.

b. Should APS receive any rights fees, distribution fees, sub-license fees, investment proceeds (net of commissions . &/or finders fees paid) or other non-sales payments from any customer, sub-licensee, distributor, agent, investor or otherwise, then 100% of such payments shall be delivered to the Company to be applied first against the $74,000 due by March 31, 2009 on the base Agreement, and then 50% of all net proceeds related to this agreement shall be applied against the $1,000,000 due on this supplemental license, unless otherwise agreed to by both APS and the Company in writing.

c. Except as expressly set forth in this Amendment #9, all terms and conditions in the Agreement and any other Amendments thereto shall survive in full force (except for the terms of Amendment #8, which have been replaced hereby).

Signed:

/s/ Harry Schoell Harry Schoell, Date:9-02-2008 Cyclone Power Technologies, Inc.	/s/ Phillip F. Myers Dr. Phillip F. Myers Date:9-02-2008 Advent Power Systems, Inc.

/s/ Frankie Fruge Frankie Fruge, Date:9-02-2008 Cyclone Power Technologies, Inc.

AMENDMENT 9

EXIBIT A

Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, United Kingdom, Croatia, the former Yugoslav Republic of Macedonia, Turkey, Albania, Bosnia and Herzegovina, Montenegro, Serbia, Kosovo, Iceland, Liechtenstein, Norway, Switzerland, Andorra, Liechtenstein, Monaco, San Marino, and Vatican City

Advent License Agreement Amendment #10.	November 5, 2009

This is Amendment #10 to the Technology License Agreement (the "License”) originally dated March 24, 2006, between Advent Power Systems, Inc. (''APS'), a Florida corporation located at 2904 Victoria Place, Suite C2, Coconut Creek, Florida 33066 and Cyclone Power Technologies, Inc. ("Cyclone" f/k/a Cyclone Technologies LLLP) located at 60 l NE 26th Court, Suite C, Pompano Beach, Florida 33064.

WHEREAS, Cyclone has successfully completed the testing of its heat regenerative external combustion engine (the "Engine") per the specifications of its Independent Research & Development contract with Raytheon Integrated Defense Systems, a business of Raytheon Company ("Raytheon"); and

WHEREAS, Raytheon and Cyclone have had preliminary discussion concerning the next phases of a busitiess relationship which may include a Teaming Agreement or some similar agreement; and

WHEREAS, Raytheon has expressed its requirement that it contracts directly with Cyclone, as the · developer of the Engine technology, and that on an ongoing basis, Cyclone assumes contractual responsibility and oversight of the development and manufacturing of the Engines and the License Technology (as such term is defined in the License).

NOW THEREFORE, for good and valuable consideration receivethe parties hereby agree as follows:

1. Advent hereby assigns back to Cyclone on a non-exclusive basis its rights under the License to make, use, sell, offer to sell, manufacture or have manufactured the Licensed Technology with respect to Engines purchased1 ordered, contracted, sub-contracted or licensed by Raytheon or any of its business divisions for its Military Establishment customers. Advent acknowledges that Raytheon's non-Military Establishment customers are not covered under Advent's License..

2. Advent understands that Cyclone expects to enter into agreements with Raytheon and other subcontractors of Raytheon which may provide for the sale of production Engines to Raytheon s Military Establishment customers, and with respect to this, Advent acknowledges and agrees that Cyclone has full and absolute authority to negotiate and execute such agreements as it determines in the best interest of Cyclone and its shareholders. This exclusion does not allow for said subcontractors to sell Cyclone Engines to other defense contractors (other than Raytheon) or directly to the Military Establishment.

3. For its assignment of its rights hereunder, Advent shall receive a commission equal to ten percent (10%) of the royalties or 2% of the sale price received by Cyclone from the sale of production Engines to Raytheon or its customers. ·

a. "Royalties" are defined as fees paid to Cyclone by a licensee manufacturer for the rights to sell Engines to Raytheon U.S. The 2% fee of the sales price shall be calculated against the invoice sale price to Raytheoneither directly by Cyclone or by other Cyclone designated manufacturer.

b. This commission shall not apply to fees received by Cyclone for prototype Engines, development services, or other fees in the R&D stage of its agreement with Raytheon, as such rights have been expressly reserved by Cyclone in the License.

c. The commission may be paid in cash, common stock of Cyclone, or some combination of the two, at the reasonable agreement of Cyclone and Advent.

4. Advent has expressed its plans to outsource the manufacturing of the Engines under its License to qualified machine shops,· engine manufacturers or other similar parties. Cyclone hereby approves of this approach.

5. Cyclone will continue to provide full marketing and technological cooperation to Advent in the pursuit of new customers, maintenance of current customers and the overall development of its business.

6. Nothing in this Amendment shall limit or abrogate the rights of MEO Products (Advent's sub- licensee for the European military) to contract directly with Raytheon subsidiaries or affiliates located within MEO's designated European military territory, provided such contracts do not conflict with this Amendment.

The parties hereby agree to the terms and conditions set forth in this Amendment to the License.

Signed:

/s/ Harry Schoell Harry Schoell, CEO Date:11-6-09 Cyclone Power Technologies, Inc.	/s/ Phillip F. Myers Dr. Phillip F. Myers, CEO Date:11-6-09 Advent Power Systems, Inc.